UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

The Bancorp, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	51018 (Commission File Number)	23-3016517 (IRS Employer Identification No.)

405 Silverside Road, Wilmington, Delaware (Address of principal executive offices)	19809 (Zip Code)

Registrant’s telephone number, including area code: 302-385-5000

__________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.02–Results of Operation and Financial Condition.

     See Item 7.01

Item 7.01–Regulation FD Disclosure.

     In the quarter ended March 31, 2005, we initiated a program to simplify our capital structure and reduce our cost of capital through the redemption of our trust preferred securities, which have a dividend rate of 10.5%, and the conversion of our outstanding shares of Series A preferred stock, which have a dividend rate of 6%. We believe that the simplified capital structure and lower cost of capital that will result from the program will make us more attractive to the securities markets and, as a result, will enhance our ability in the future to raise capital to support our growth.

     The first phase of our program was the redemption of our trust preferred securities. We entered into negotiations with the holders of the trust preferred securities in January 2005 and, following those negotiations, offered to redeem the trust preferred securities at their face value, plus accrued interest through March 31, 2005, plus a premium representing the discounted present value of dividends otherwise payable on the trust preferred securities through June 12, 2007, the date on which we could require redemption. We redeemed the trust preferred securities at various dates in March 2005 and, as a result, as of March 31, 2005, all of the trust preferred securities have been redeemed. The aggregate redemption price was $6.1 million.

     The effect of the redemption of the trust preferred securities on an on-going basis will be to increase our net interest margin by approximately 10 basis points from what it would have been had the trust preferred securities not been outstanding. On a non-recurring basis, we will take a one-time charge to earnings of approximately $1.3 million in the quarter ended March 31, 2005, reflecting a premium of $819,000 and unamortized offering expenses of $466,000. While the redemption will also reduce our capital by $5.25 million, we believe that it will not have a material effect on our growth for the foreseeable future because of both the relatively small amount of capital represented by the trust preferred securities and the $82.9 million of capital raised by The Bancorp Bank in February 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 20, 2005	THE BANCORP, INC.

	By:	/s/ Martin F. Egan

	Name:	Martin F. Egan
	Title:	Senior Vice President, Chief Financial Officer and Secretary